Exhibit 99.2

Venaxis, Inc.
Call Script
August 11, 2014

Jed Mahan
Thank you, operator, and thank you all for joining us this morning. I am Jed Mahan, Investor Relations Manager for Venaxis.  On today's call, Steve Lundy, President and Chief Executive Officer of Venaxis, will provide an overview of the company's recent activities, including efforts to achieve FDA clearance for the APPY1 Test.  This morning, Venaxis issued a news release that provided a summary of the information to be discussed on today's call.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013, which Venaxis filed on March 28, 2014.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Monday, August 11, 2014.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

Steve Lundy
Thanks Jed. Hello everyone, and thank you for joining us this morning. We will be providing an update on our business activities, including:

1.	Recent FDA submission activities
2.	Commercial and marketing progress
3.	Next generation product development

We announced previously that our FDA submission for the APPY1 Test had been filed with the U.S. Food and Drug Administration, that the FDA had reviewed the submission, and provided Venaxis with an Additional Information request.  We indicated that we were compiling responses to the FDA's questions and its requests for additional data and information.  Additionally, under the FDA's Submission Issue Meeting procedure, we requested clarification from the FDA on certain of its feedback contained in its AI request. A call was held to discuss these items and today we are pleased to report on the current status of the FDA submission.

Our discussions focused on two primary areas. The first was labeling and intended use language and anticipated use of the APPY1 Test by emergency department physicians.  The second area focused on additional informational requests by the FDA regarding analytical data on the APPY1 Test itself.   These include precision studies, verification of reference ranges and other test-related analytical information.

Regarding the labeling and intended use of the APPY1 Test, it is important to understand that the FDA carefully evaluates submissions of new products to evaluate the potential benefits and potential risks.  This is especially true for a product like APPY1, which is the first product of its kind.  No in-vitro diagnostic test for appendicitis like APPY1 is available today.  So, we expect the FDA to be methodical in evaluating benefits and risks that may accompany the clinical use of a new diagnostic product like APPY1.

Let's now cover our status and how it applies to our submission review.

First, as we previously reported, we exceeded the Statistical Analysis Plan performance goal for APPY1 in our pivotal clinical trial, with a negative predictive value of 97%.  Based on our research and numerous discussions with clinicians, this performance exceeds clinician expectations for a test, which is used along with patient clinical signs and symptoms, as an aid in the rule out of appendicitis.  Our reported specificity of 38% also exceeded our goal of 35%. With this product performance, a negative result provides to the physician a high degree of confidence that the product makes a contribution to the diagnostic process in evaluating patients presenting with abdominal pain. From a product labeling standpoint, we instruct the clinician to consider changes to patient management on the basis of an APPY1 negative result but NOT TO change patient management on the basis on a non-negative result.

From a regulatory standpoint, we are in the process of providing the FDA with support of the adequacy of our intended use labeling.  During our recent call with the FDA, we constructively discussed this issue of proper clinician understanding and use of the APPY1 Test in the emergency department.  Following FDA feedback, we will be enhancing and updating our submission with the following changes:
1.
We will update our proposed product labeling, instructions for use and training materials, to help ensure clinicians focus patient clinical management decisions only in the setting of a negative APPY1 Test result.

2.
We will conduct a statistically sized validation of the revised product labeling and training materials to test and ensure that after reviewing product labeling and training materials, physicians will appropriately understand the intended use of the APPY1 Test results. This evaluation will be conducted in an unbiased fashion by an independent, qualified, third party firm.

We are very pleased that we are in alignment with the FDA on this course of action and will work with the FDA to ensure that our validation study and revised labeling addresses the FDA feedback regarding the clinical use of the APPY1 Test.

On the second issue of analytical studies, again, we had a very productive discussion with the FDA on further data and information requests.  We are in the process of compiling these required data.  Venaxis plans to fully comply with the FDA's requests and anticipates no significant issues in doing so.

Based on the recent meeting, we believe we now have a go-forward strategy to address the FDA's questions and information requests we have received to date on the submission.  We expect that we will participate in additional interim updates and discussions with the FDA, anticipated to be followed by submission of supplemental data and proposed labeling enhancements.  Please keep in mind this is part of an interactive process and we anticipate maintaining a regular dialogue with the FDA until such time as the review is complete.  Based on our initial analysis of the scope of work required to diligently and completely respond to the FDA's feedback, we anticipate submission of the supplemental filing in Q4 of this year.

While our number one focus and priority continues to be advancing the APPY1 product successfully through regulatory clearance process and to market, we continue to make commercial progress in both Europe and the United States.  I will now provide an update on both:

In Europe, Don Hurd, our Senior Vice President, Chief Commercial Officer, and his team continue with our main focus: market development prior to full commercial adoption of the CE Marked product.

Market development involves initiating local validation studies with influential hospitals and key thought leaders.  This is a typical commercial launch process in the European market.  These studies, when completed, help establish the country specific clinical and economic evidence that helps drive commercial adoption of new products. Then, once this evidence is established, we expect commercial adoption to ramp.

 As we have described previously, our initial European strategy had two essential components.  First, we identified distributors that were qualified to build the market for a new high value diagnostic test like APPY1 and committed to executing a rigorous market development plan.  When the identified distributors demonstrated progress in developing a business plan, Venaxis would then enter into an exclusive distribution agreement with pricing and minimum sales commitments.

The good news is that in Spain and Benelux we have found distributors - Rubio and Emelca, respectively, that progressed through the process and signed exclusive agreements with Venaxis.  Rubio, in particular, is making excellent progress in implementing their market development plan. We are expecting Rubio will place additional orders with us prior to the end of 2014. For now, all EU sales revenue is in support of country specific market development activities.

We learned that in other markets, such as Germany, France, and the UK, it is more difficult to encourage distributors to make the investment in costs, people and time required to properly recruit key opinion leaders and conduct proper market development.  As a result, we have decided to invest in directly retaining top sales professionals to drive our initiatives forward in these countries.  The first of these sales professionals started on June 1.  He was previously a top sales professional for a large multi-national diagnostics company, both in the United States and Germany, and will lead our efforts in both Germany and France.  Over the past 2 months, he has visited and established relationships with the leading Academic and Children Hospitals in Germany with a focus on market development, generating initial sales and engaging distributors in Germany and France. In Q4, we expect that two prominent and respected Children's Hospitals will begin market development studies sponsored directly by Venaxis.  On September 1, our second seasoned sales professional will join Venaxis to focus on the UK and to assist in Benelux and Italy.  She has extensive experience in clinical diagnostics, including significant experience with distribution and launch of new, innovative products.

In the US, we have made significant progress in preparing for the APPY1 launch.  As a reminder, we have two major market development goals in advance of FDA clearance of the APPY1 Test:

1.
Build relationships in community, academic and research hospitals and hospital systems with key clinicians and stakeholders who will help us develop additional post-market evidence of the APPY1 Test's economic and clinical benefits.

2.	Develop a pipeline of hospitals that are ready to evaluate and/or implement the APPY1 Test upon FDA clearance.

To help achieve these goals, we hired two senior business development professionals earlier this year.  Both have extensive experience developing markets for new products both inside and outside the clinical diagnostics industry.  They have made major strides in achieving our market development goals, including establishing relationships with key opinion leaders and profiling the need for the APPY1 Test in a significant number of hospitals and integrated health systems.

 After making numerous hospital visits over the course of the past several months, we have consistently identified two situations where the APPY1 Test can have its greatest impact:

1.
First, many community hospitals have increased their outreach to parents of pediatric patients, but these hospitals do not have the necessary tools and personnel to effectively manage the growing number of pediatric and adolescent abdominal pain patients.  One hospital we visited orders CT scans on almost all of the 1,500 pediatric abdominal pain patients despite the fact that 80% of those CT scans are negative.

2.
Second, both academic and large community hospitals are aggressively moving to ultrasound (instead of CT scan) as the primary diagnostic tool in working up abdominal pain patients.  Unfortunately, more than 60% of these ultrasounds are inconclusive due to inability to visualize the appendix.  Most of these patients end up going on to CT scan anyway.

In both cases, clinicians stated that the APPY1 Test could have assisted them in guiding patients away from unnecessary CT scans and optimizing time and resources in the emergency room.

In summary, we are pleased with the market development progress we have made to date.  While the market development in Europe has been slower than initially expected, we believe we have the right strategy and personnel in place to deliver results.  In the US, we are making solid progress with our market development work.

The last area I would like to cover is new product development. We are making significant progress on the development of an improved product in the appendicitis field, which we refer to as APPY2.  Our goal is to launch the APPY2 Test with the high sensitivity of APPY1, but with increased specificity, which would allow us to potentially enhance our clinical claims.  Additionally, we anticipate expanding the indication for the APPY2 Test to include adults in addition to pediatric and adolescent patients, thereby, expanding the market potential.  The primary reasons why we believe we can successfully develop APPY2, are summarized as:

1.
First, we have collected more than 2,500 plasma samples from patients who presented at hospitals with abdominal pain with suspected appendicitis. In addition to the samples, we have extensive clinical information on these patients.  We believe we possess the largest sample bank of its kind in the world.  These samples are critical for biomarker discovery.

2.
Second, we have engaged a leading protein biomarker discovery company, Somalogic, Inc., to perform extensive screening on target protein markers, which would form the basis of the APPY2 assay.  The early work has yielded some very promising results, and we look forward to advancing this work and honing in on a panel of biomarkers in the APPY2 assay.

In closing, I would like to summarize the significant progress we have made over the past few months:

1.
First, we are making great strides towards potential clearance of the APPY1 Test.  Following our productive call with FDA, we have a clear plan towards addressing FDA questions on our original submission.  This is a typical progression for innovative products.

2.	We continue to execute our market development plan in the US and Europe and remain highly encouraged by the feedback we are receiving from leading clinicians and institutions.
3.	We are highly encouraged by the initial results of the biomarker screening which will lead to a next generation product and sustained leadership in our field.

That concludes my prepared remarks and I look forward to taking your questions.  Thank you. I will turn the call back to the operator for instructions to take your questions.

[Q&A]

Conclusion
Thanks, everybody.  Again, we are pleased with our progress and are actively focused on pursuing regulatory clearance in the U.S.   We thank you for your continued support for Venaxis.